Exhibit 10.3

For the attention of:

LCH.CLEARNET Group Limited

Aldgate House

33 Aldgate High Street

London, EC3N 1EA

United Kingdom

Fax: + 44 (0) 20 7426 7001

And

BANQUE CENTRALE DE COMPENSATION S.A.

(trading as Clearnet)

18, rue du Quatre Septembre

75002 Paris

Paris, 9th June 2011

Re: AMENDED AND RESTATED CLEARING AGREEMENT TERMINATION

Dear Sirs;

Reference is made to the letters dated May 7th, 2010 and May 20th, 2010 serving notice of termination of the Agreement (defined below) (hereinafter collectively referred to as the “Letters”).

As stated in the Letters, the termination of the Amended and Restated Clearing Agreement dated 1st day of October 2003, as amended from time to time, between the Euronext Market Undertakings, Banque Centrale de Compensation S.A. (trading as “Clearnet”, and with the commercial name (and herein referred to as) “LCH.Clearnet S.A.”) and LCH.Clearnet Group Limited (hereinafter referred to as the “Agreement”) was to due to come into force on November 7th, 2012.

As explained during our meetings, in the context of the forthcoming merger with Deutsche Börse announced on 15 February 2011, we consider that the extension of the Agreement would be in the best interest of both our groups and our respective stakeholders.

This letter agreement is to confirm the mutual understanding of NYSE Euronext, LCH Clearnet Group Limited and LCH.Clearnet S.A. in connection with the extension of the Agreement. Accordingly, this letter agreement shall supersede the Letters, insofar as they relate to the subject matter herein described and agreed.

As per our discussions, NYSE Euronext, LCH Clearnet S.A. and LCH.Clearnet Group Limited hereby agree to the following:

1/ Section 8.1 of the Agreement shall be amended and shall forthwith read as follows: “This Agreement has an initial term of thirty months (the “Initial Term”) from the date when it takes effect under Article 7, unless terminated earlier pursuant to Article 8 of this Agreement. Without prejudice to early termination rights provided for in Article 8 and subject to the below provisions, at the end of the Initial Term, this Agreement shall remain in force until December 31, 2013, except that the parties hereby agree that:

(i)	the parties’ rights and obligations under this Agreement in relation to Transactions in Derivatives will be terminated as of June 30, 2013, and

(ii)	the parties’ rights and obligations under this Agreement in relation to Transactions in Securities will be terminated as of December 31, 2013.”

2/ Section 8.4 of the Agreement shall be amended so that the following additional provision shall also apply as part of Section 8.4 as a second paragraph:

“Where (a) any current shareholder of LCH.Clearnet Group Limited holds, directly or indirectly, alone or in concert with other persons more than [ * ] of the share capital of LCH.Clearnet Group Limited [ * ], or (b) where any third party not currently shareholder of LCH.Clearnet Group Limited becomes, directly or indirectly, shareholder of LCH.Clearnet Group Limited and holds directly or indirectly, alone or in concert with other persons more than [ * ] of the share capital of LCH.Clearnet Group Limited [ * ], or (c) LCH.Clearnet Group Limited comes to hold directly or indirectly (in economic terms) less than [ * ] of the share capital of any of its Affiliates or [ * ] any of such Affiliates, or (d) LCH.Clearnet Group Limited or any of its Affiliates becomes subject to any arrangement which results in the transfer, lease, management lease, joint-venture or similar transaction of all or a material part of its assets or activities representing more than [ * ] of the value or revenues of such entity, the Euronext Market Undertakings may determine, in their sole discretion, to carry on or to terminate the Agreement and determine the effective termination date (save that such date may not be before November 7th, 2012). Notwithstanding the provisions of the first paragraph of this Section 8.4 these rights may be asserted independently of the first paragraph of this Section 8.4.

For the purpose of the revised Section 8.4:

(i)	[ * ]; and

(ii)	“Affiliate” means an entity controlled directly or indirectly by LCH.Clearnet Group Limited.

The other terms and conditions of the Agreement, as amended from time to time, remain unchanged. Also please note that capitalized terms used but not defined in this letter agreement shall have the same meaning set forth in the Agreement.

If the foregoing reflects your understanding in respect of the subject hereof, please countersign and return to us the enclosed copy of this letter agreement, whereupon this letter agreement shall constitute an effective agreement between us, binding upon each of us.

*	Certain confidential information has been omitted from this document, as indicated by the notation “[ * ]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

This letter agreement shall be construed and interpreted in all respects in accordance with French law.

Yours Faithfully,

/s/ Dominique Cerutti
By:	Dominique Cerutti
Title:	President and Deputy CEO

/s/ Cees Vermaas
By:	Cees Vermaas
Title:	CEO Euronext Amsterdam

/s/ Vincent Van Dessel
By:	Vincent Van Dessel
Title:	Chairman & CEO Euronext Brussels

/s/ Luis Laginha
By:	Luis Laginha
Title:	Chairman & CEO Euronext Lisbon

/s/ Garry Jones
By:	Garry Jones
Title:	Group Executive Vice President & Head of Global Derivatives

ACCEPTED AND AGREED AS OF THE DATE SET FORTH ABOVE

LCH.Clearnet Group Limited		LCH.Clearnet S.A.

/s/ Jacques Aigran		/s/ Christophe Hemon
By:	Jacques Aigran	By:	Christophe Hemon
Title:	Chairman	Title:	CEO